INVESTORS:                                                   MEDIA:
Dave Jessick                                                 Karen Rugen
717-975-5750                                                 717-730-7766
or investor@riteaid.com

FOR IMMEDIATE RELEASE


                             RITE AID ANNOUNCES
         ACCEPTANCE OF $174.5 MILLION OF NOTES IN ITS TENDER OFFER
                    FOR ITS 10.50% SENIOR SECURED NOTES


Camp Hill, Pennsylvania, June 27, 2001--Rite Aid Corporation (NYSE; PCX:
RAD) announced today that it has accepted for purchase and payment, pursuant to its offer to purchase all outstanding 10.50% Senior Secured Notes due 2002 (CUSIP No. 767754-AS-3), all of the Notes which were validly tendered and not withdrawn as of the expiration of its offer at 5:00 p.m., New York City time, on June 26, 2001. According to the depositary for the offer, approximately $174.5 million of such Notes were validly tendered and not withdrawn. The holders of the tendered Notes will receive $1,032.50 per $1,000 principal amount of the Notes, plus accrued interest on the tendered Notes up to the date of payment of the Notes, expected to be Thursday, June 28, 2001.

As a result of the acceptance of Notes tendered and other transactions, approximately $21.9 million of the Notes will remain outstanding and will mature on September 15, 2002.

This announcement does not constitute an offer with respect to any securities. The offer is subject to the terms and conditions set forth in the Offer to Purchase and the letter of transmittal dated May 24, 2001 that the Company furnished to holders of the Notes.

Salomon Smith Barney acted as dealer-manager for the tender offer. Questions regarding the offer may be directed to the Liability Management Group at Salomon Smith Barney at 800-558-3745. Requests for documentation may be directed to Mellon Investor Services LLC, the information agent for the tender offer, at 866-825-8877 (toll free) or 917-320-6286 (collect).

Rite Aid Corporation is one of the nation's leading drugstore chains with annual revenues of more than $14 billion and more than 3,600 stores in 30 states and the District of Columbia.

                                   # # #